Exhibit 10.12

HealthEquity Executive Bonus Plan FY14

CONFIDENTIAL

This document contains the HealthEquity Executive Bonus Plan for Fiscal Year 2014 (FY14 runs from February 1, 2013 through January 31, 2014). This program was approved by the Compensation Committee.

1.	Eligibility

To be eligible to receive an Executive Bonus under this program, the individual must be:

a.	an Executive, as designated by HealthEquity[1] and

b.	employed through the last day of the FY14.

2.	Timing of Computation of Payout

Actual payouts are determined after the completion of an independent audit of the HealthEquity’s Financial Statements for FY14.

3.	General Description Basic Bonus

Each Executive is assigned a Basic Bonus Percentage (as shown in the Individual Addendum attached to this document) by the Executive Chairman and/or the Compensation Committee of the Board of Directors. The Basic Bonus Percentage multiplied by the Executive’s annual base salary will be the Maximum Basic Bonus. The Basic Bonus, i.e., the actual amount an Executive will be paid, are based on the successful achievement of:

a.	meeting the objectives of the FY14 operating plan as approved by the Board of Directors (“Operating Objectives”) and

b.	The Individual and Team Goals.

The weighting as well as the descriptions of the goals are set forth below.

4.	Weight of Each Goal

Weight is given to each set of goals: 25% for Operating Objectives, and 75% for Individual and Team Goals

5.	Operating Objectives

The Operating Objectives for FY14 are:

a)	$57.7 million Revenue (up 25% from FY13)

[1]	If you received this document directly from the People Department and your name is on the Individual Addendum, you are eligible.

b)	$14.1 million EBITDA (EBITDA stands for Earnings Before Interest, Taxes, Depreciation, and Amortization, as determined under Generally Accepted Accounting Principles)

c)	$1.48 billion FYE Assets Under Management (up 27% compared to FY13)

Meeting all of the above objectives will fund 100% of Executive Bonus Pool. Failure to meet any one of the 3 goals will result in no funding of the Executive Bonus Pool.

Meeting these goals by themselves will only result in each Executive earning the 25% of the Maximum Basic Bonus.

6.	Individual and Team Goals

Assuming that the Executive Bonus Pool is funded, there will also be a portion (75%) of the Executive’s Maximum Basic Bonus that will depend on the satisfaction of two other measurements at the end of FY14:

a.	Whether the Executive’s department satisfied the performance goals and objectives that were established by the Executive, as modified during the year.

b.	How much the Executive contributed to the success of that department’s performance.

The assessment is inherently subjective and is made by the Executive Chairman and/or the Compensation Committee of the Board of Directors at their sole discretion. Thus, it is possible that an Executive’s Basic Bonus will be less than the Maximum Basic Bonus.

7.	Stretch Bonus

If the Company meets its Operating Objectives set forth in 5 above, there will be a Stretch Bonus. The sum of all of the Executives’ Maximum Basic Bonus is known as the Executive Bonus Pool. The maximum Stretch Bonus is equal to 25% of the Executive Bonus Pool. The criteria for receiving the Stretch Bonus is described under Stretch Goal.

8.	Stretch Goal for FY14

The Stretch Goal is $1.70 of EBITDA Per Account Per Month. Failure to meet the Stretch Goal will result in no Stretch Bonus being paid to any Executive, i.e., there is no payment or funding for meeting the Stretch Goal only part of the way.

Each Executive’s Stretch Bonus, if earned, will be equal to 25% multiplied by that Executive’s Basic Bonus that was actually earned, not the Maximum Basic Bonus (if the Executive failed to earn 100% of the Maximum Basic Bonus). Thus, even though the group’s Stretch Bonus is calculated as 25% of the Executive Bonus Pool, if an Executive only receives 85% of the Maximum Basic Bonus, such Executive will earn a Stretch Bonus equal to 21.25% (25% x 85%).

9.	Timing of Payments

Whether an Executive will be paid, and how much, will be determined by the Executive Chairman and/or the Compensation Committee of the Board of Directors. Any Executive’s bonus will be paid after the HealthEquity FY14 Financial Statement audit is completed.

This document merely describes the FY14 Executive Bonus Plan. This Plan shall be administered by the Compensation Committee of the Board of Directors. All decisions by the Compensation Committee are final. Nothing in this document creates an employment agreement between tan Executive and HealthEquity, nor is it an indication whether a similar program will be offered in future years.

The undersigned Executive acknowledges and accepts the terms of this Program as stated herein.

Sign:
Print Name here:	Date:

[Remainder of the Page Intentionally Blank]

Individual Addendum

Executive Name	Title	Assigned Basic Bonus Percentage	Salary	100% Basic Goal	Stretch